EXHIBIT n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data” and “Senior Securities” and to the use of our reports dated March 12, 2010, with respect to the consolidated financial statements, including the consolidated schedules of investments and the related financial statement schedules in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of 13,000,000 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

April 15, 2010